Exhibit 99.1

7315 Wisconsin Avenue, Suite 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release

Pebblebrook Hotel Trust Reports Third Quarter 2018 Results

Special Meeting to Approve Merger with LaSalle Scheduled for November 27, 2018

Merger with LaSalle Expected to Close on November 30, 2018

Bethesda, MD, November 1, 2018 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today reported results for the third quarter ended September 30, 2018. The Company’s results include the following:

	Third Quarter		Nine Months Ended September 30,
	2018	2017	2018	2017

	($ in millions except per share and RevPAR data)
Net income (loss)	$29.9	$30.6	$112.7	$88.3

Same-Property Total RevPAR(1)	$321.65	$317.00	$311.88	$305.40
Same-Property Total RevPAR growth rate	1.5%		2.1%

Same-Property RevPAR(1)	$231.94	$229.68	$216.97	$214.46
Same-Property RevPAR growth rate	1.0%		1.2%

Same-Property EBITDA(1)	$75.9	$74.7	$206.3	$200.7
Same-Property EBITDA growth rate	1.7%		2.8%
Same-Property EBITDA Margin(1)	37.8%	37.8%	35.1%	34.9%

Adjusted EBITDAre(1)	$69.4	$70.1	$201.4	$186.3
Adjusted EBITDAre growth rate	(1.0%)		8.1%

Adjusted FFO(1)	$51.2	$55.8	$153.4	$146.6
Adjusted FFO per diluted share(1)	$0.74	$0.80	$2.21	$2.08
Adjusted FFO per diluted share growth rate	(7.5%)		6.3%

(1) See tables later in this press release for a description of same-property information and reconciliations from net income (loss) to non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate (“EBITDAre”), Adjusted EBITDAre, Funds from Operations ("FFO"), FFO per share, Adjusted FFO and Adjusted FFO per share.

For the details as to which hotels are included in Same-Property Revenue Per Available Room (“RevPAR”), Same-Property Total Revenue Per Available Room (“Total RevPAR”), Average Daily Rate (“ADR”), Occupancy, Revenues, Expenses, EBITDA and EBITDA Margins appearing in the table above and elsewhere in this press release, refer to the Same-Property Inclusion Reference Table later in this press release.

“During the third quarter, our overall results topped our expectations as operating fundamentals remained solid,” said Jon E. Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “Both group and transient business along with leisure travel demand remained healthy in the industry and across our portfolio. Our hotels located in San Francisco led the portfolio during the quarter, aided by an active convention calendar, demonstrating the robust RevPAR growth the city should continue to experience following the completion of the Moscone Convention Center expansion later this year. As we look ahead, our 2019 portfolio-wide pace continues to be strong, with revenues on the books for 2019 up 20.5 percent over the same time last year, as both group and transient booking demand trends remain very positive. We are increasingly excited about 2019 and believe our portfolio is well positioned to take advantage of a growing economy with healthy underlying operating fundamentals.”

Third Quarter Highlights

▪	Net income: The Company’s net income was $29.9 million in the third quarter of 2018, decreasing $0.7 million as compared to the same period of 2017.

▪
Same-Property Total RevPAR and Same-Property RevPAR: Same-Property Total RevPAR for the quarter increased 1.5 percent versus 2017 to $321.65. Same-Property RevPAR grew 1.0 percent over the same period of 2017 to $231.94. Same-Property ADR improved 1.1 percent over the prior year to $259.25. Same-Property Occupancy fell 0.1 percent to 89.5 percent.

▪
Same-Property EBITDA: The Company’s hotels generated $75.9 million of Same-Property EBITDA for the quarter ended September 30, 2018, increasing 1.7 percent over the same period of 2017. Same-Property Revenues grew 1.5 percent, while Same-Property Expenses were held to growth of only 1.4 percent. Same-Property EBITDA Margin increased 6 basis points to 37.8 percent for the third quarter of 2018, as compared to the same period last year.

▪
Adjusted EBITDAre: The Company’s Adjusted EBITDAre declined to $69.4 million from $70.1 million in the prior-year period, a decrease of 1.0 percent. The Adjusted EBITDAre metric was previously reported as Adjusted EBITDA.

▪
Adjusted FFO: The Company’s Adjusted FFO decreased 8.1 percent to $51.2 million from $55.8 million in the prior-year period. The decrease is partly due to the Company’s increased interest expense related to the strategic acquisition of LaSalle Hotel Properties (NYSE: LHO) (“LaSalle”) common shares, which amounted to an estimated $3.8 million of additional expense in the third quarter of 2018.

▪
Dividends: On September 17, 2018, the Company declared a regular quarterly cash dividend of $0.38 per share on its common shares, a regular quarterly cash dividend of $0.40625 per share on its 6.50% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest and a regular quarterly cash dividend of $0.39844 per share on its 6.375% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest.

“While our San Francisco hotels led our portfolio with strong RevPAR growth of 8.0 percent in the quarter, our hotels in Seattle also generated solid RevPAR growth, increasing 4.6 percent,” noted Mr. Bortz. “During the third quarter, our Same-Property RevPAR grew 1.0 percent, which was in line with our guidance of flat to 2.0 percent growth. Same-Property Total Revenue rose 1.5 percent, and non-room revenues increased by 2.8 percent in the third quarter, a direct result of our upgraded amenities, our distinctive public spaces and meeting venues, and our innovative food and beverage outlet concepts and offerings. We limited Same-Property Expense growth to 1.4 percent, as our asset managers and hotel operators continued to successfully innovate and implement our best practices to achieve operational efficiencies. As a result, Same-Property EBITDA increased 1.7 percent, which exceeded the upper end of our outlook.”

Capital Reinvestments

In the third quarter, the Company completed $20.9 million of capital investments throughout its portfolio. During the remainder of 2018, the Company will execute additional renovations at a number of properties to drive improved performance in future years, including:

•
Mondrian Los Angeles (estimated at $18.0 million), which includes a renovation of the guestrooms and guest bathrooms, as well as the hotel lobby and our legendary Skybar. The renovation began this week and has an expected completion date in the first quarter of 2019;

•
W Hotel Boston (estimated at $10.0 million), which will undergo a guestroom renovation that will begin later in the fourth quarter of 2018, with an expected completion date in the first quarter of 2019;

•
Sir Francis Drake (estimated at $9.0 million), which includes a lobby and an expanded guestroom refresh, featuring guest bathroom tub to shower conversions, which began in September this year, to be completed at the end of 2018; and

•
Hotel Zelos San Francisco (estimated at $6.0 million), which consists of a guestroom and expanded guest bathroom renovation to be completed by the end of 2018, which will build on the success of the previously transformed lobby, guestroom corridors and the award-winning Dirty Habit, all of which were completed in 2014.

Year-to-Date Highlights

▪	Net Income: The Company’s net income was $112.7 million for the nine months ended September 30, 2018, an increase of $24.4 million over the same period of 2017.

▪
Same-Property Total RevPAR and Same-Property RevPAR: Same-Property Total Revenue per Available Room for the nine months ended September 30, 2018 grew 2.1 percent over the same period of 2017. Year-to-date Same-Property RevPAR increased 1.2 percent over the same period of 2017 to $216.97. Year-to-date Same-Property ADR rose 1.1 percent from the comparable period of 2017 to $253.13, and year-to-date Same-Property Occupancy improved 0.1 percent to 85.7 percent.

▪
Same-Property EBITDA: The Company’s hotels generated $206.3 million of Same-Property EBITDA for the nine months ended September 30, 2018, up 2.8 percent compared to the same period of 2017. Same-Property Revenues climbed 2.2 percent, while Same-Property Expenses rose just 1.9 percent. As a result, Same-Property EBITDA Margin for the nine months ended September 30, 2018 increased 19 basis points to 35.1 percent as compared to the same period last year.

▪	Adjusted EBITDAre: The Company’s Adjusted EBITDAre increased 8.1 percent, or $15.2 million, to $201.4 million from $186.3 million in the prior-year period.

▪
Adjusted FFO: The Company’s Adjusted FFO grew 4.6 percent to $153.4 million from $146.6 million in the prior-year period. The Company’s Adjusted FFO per diluted share grew 6.3 percent to $2.21 compared with the same period of 2017.

Update on Combination with LaSalle Hotel Properties

On September 6, 2018, the Company announced that it had entered into a definitive merger agreement with LaSalle Hotel Properties. Under the terms of the merger agreement, each LaSalle shareholder will have the option to elect to receive for each LaSalle common share owned either a) a fixed amount of $37.80 in cash or b) a fixed exchange ratio of 0.92 Pebblebrook Hotel Trust (“Pebblebrook”) common share. A maximum of 30% of outstanding LaSalle common shares may be exchanged for cash, subject to pro rata cut backs. LaSalle common shares held by Pebblebrook will be excluded from the cash election in the merger, effectively increasing the maximum cash shares to approximately 33 percent of the aggregate number of LaSalle common shares outstanding immediately prior to the effective time of the merger.

The transaction, which is subject to customary closing conditions, including regulatory approvals and approval by LaSalle shareholders and Pebblebrook shareholders, is expected to close on November 30, 2018. Pebblebrook and LaSalle will each hold a special meeting of its shareholders on November 27, 2018, to approve Pebblebrook’s proposed merger with LaSalle. The Pebblebrook Board recommends that shareholders vote “FOR” the proposal to approve the merger and other transactions contemplated by the merger agreement. Pebblebrook and LaSalle shareholders of record as of the close of business on October 23, 2018 will be entitled to vote at the applicable special meeting of shareholders.

Prior to the execution of the merger agreement, three of LaSalle’s hotels were placed under a hard-money contract to be sold just prior to the closing of the merger for a total of approximately $715.0 million. Following the completion of the merger agreement, the Company announced a $500.0 million to $1.0 billion disposition program to sell select LaSalle properties beyond the initial three hotels to quickly reduce the Company’s leverage and to take advantage of a healthy transaction market. In accordance with this disposition program, a fourth hotel was recently placed under an additional hard-money contract with a separate third-party buyer to be sold just prior to the closing of the merger for approximately $38.75 million. The Company has already retained brokers to market for sale more than $750.0 million of additional assets. After completing a thorough review of the portfolio and touring each of the properties, the Company is increasing the range of its disposition program to $750.0 million to $1.25 billion. Overall, the Company has increased the dollar volume of potential assets to be sold and has also accelerated the expected timing of some of the sales.

“We are extremely encouraged by the significant buyer interest we’ve been experiencing for our potential hotel sales,” commented Mr. Bortz. “We look forward to continuing the process and completing our disposition program over the next six to twelve months.”

Capital Markets and Balance Sheet

On October 31, 2018, the Company closed on a new $1.75 billion term loan agreement with a consortium of banks. When funded in connection with the completion of the merger with LaSalle, this financing provides the necessary capital to fund the LaSalle merger and provides increased liquidity and debt capacity. The maturities on the new term loan are allocated across five tranches maturing between the years 2020 and 2024.

As of September 30, 2018, the Company had $1.3 billion in consolidated debt at an effective weighted-average interest rate of 3.6 percent. The Company had $775.0 million outstanding in the form of unsecured term loans and $394.0 million outstanding on its $450.0 million senior unsecured revolving credit facility. As of September 30, 2018, the Company had $26.5 million of consolidated cash, cash equivalents and restricted cash.

As of September 30, 2018, excluding the dividend income and associated debt related to the ownership of the LaSalle common shares, the Company’s fixed charge coverage ratio was 4.2 times and total net debt to trailing 12-month corporate EBITDA was 3.8 times.

2018 Outlook

The Company has updated its 2018 outlook to reflect the Company’s third quarter performance and its revised outlook for the fourth quarter. For the fourth quarter, the Company anticipates approximately 420 basis points of negative impact to portfolio RevPAR growth due to 320 basis points of ongoing renovation disruption and 100 basis points of hotel management company integration issues and other market-based disruption.

The Company’s updated 2018 outlook does not reflect the additional interest expense and costs associated with the recently closed and previously mentioned $1.75 billion term loan, as the term loan will not be funded until the Company’s merger with LaSalle is completed.

The Company’s 2018 outlook, which assumes no additional acquisitions or dispositions, does not assume the closing of the LaSalle merger, reflects the Company’s various planned capital investment projects and includes other significant assumptions, is as follows:

	2018 Outlook as of November 1, 2018		Variance to Prior Outlook as of July 25, 2018
	Low	High	Low	High
	($ and shares/units in millions, except per share and RevPAR data)

Net income	$114.9	$119.9	$2.7	$0.7

Adjusted EBITDAre	$243.9	$248.9	$2.2	$0.2
Adjusted EBITDAre growth rate	4.7%	6.8%	1.0%	0.1%

Adjusted FFO	$178.5	$183.5	$1.0	($1.0)
Adjusted FFO per diluted share	$2.57	$2.64	$0.01	($0.02)
Adjusted FFO per diluted share growth rate	0.0%	2.7%	0.4%	(0.8%)

This 2018 outlook is based, in part, on the following estimates and assumptions:

U.S. GDP growth rate	2.75%	3.0%	0.25%	0.25%
U.S. Hotel Industry RevPAR growth rate	2.5%	3.5%	-	-
Urban Markets RevPAR growth rate	2.0%	3.0%	-	-

Same-Property RevPAR	$208	$210	-	($1)
Same-Property RevPAR growth rate	0.0%	1.0%	-	(0.5%)

Same-Property EBITDA	$252.6	$257.6	$1.0	($1.0)
Same-Property EBITDA growth rate	(0.8%)	1.2%	0.4%	(0.4%)
Same-Property EBITDA Margin	33.1%	33.6%	-	-
Same-Property EBITDA Margin growth rate	(75 bps)	(25 bps)	-	-

Corporate cash general and administrative expenses	$17.3	$17.3	($0.9)	($0.9)
Corporate non-cash general and administrative expenses	$6.2	$6.2	($0.3)	($0.3)

Total capital investments related to renovations, capital maintenance and return on investment projects	$60.0	$70.0	-	-

Weighted-average fully diluted shares and units	69.5	69.5	0.1	0.1

The Company’s outlook for the fourth quarter of 2018 is as follows:

	Fourth Quarter 2018 Outlook
	Low	High
	($ and shares/units in millions, except per share and RevPAR data)
Net income	$2.2	$7.2

Same-Property RevPAR	$182	$186
Same-Property RevPAR growth rate	(3.5%)	(1.5%)

Same-Property EBITDA	$46.3	$51.3
Same-Property EBITDA growth rate	(14.0%)	(4.7%)
Same-Property EBITDA Margin	27.2%	27.7%
Same-Property EBITDA Margin growth rate	(350 bps)	(300 bps)

Adjusted EBITDAre	$42.3	$47.3
Adjusted EBITDAre growth rate	(9.6%)	1.1%

Adjusted FFO	$25.0	$30.0
Adjusted FFO per diluted share	$0.36	$0.43
Adjusted FFO per diluted share growth rate	(26.5%)	(12.2%)

Weighted-average fully diluted shares and units	69.5	69.5

The Company’s estimates and assumptions, including the Company’s outlook for 2018 and the fourth quarter of 2018 for Same-Property RevPAR, Same-Property RevPAR growth rate, Same-Property EBITDA, Same-Property EBITDA growth rate, Same-Property EBITDA Margin and Same-Property EBITDA Margin growth rate include the hotels owned as of September 30, 2018, as if they had been owned by the Company for all of 2017 and 2018, except for LaPlaya Beach Resort & Club, which is not included in the third or fourth quarters. The Company’s 2018 outlook assumes no additional acquisitions or dispositions beyond the hotels the Company owned as of September 30, 2018.

If any of the foregoing estimates and assumptions prove to be inaccurate, actual results, including the outlook, may vary, and could vary significantly, from the amounts shown above.

Third Quarter 2018 Earnings Call

The Company will conduct its quarterly analyst and investor conference call on Friday, November 2, 2018 at 9:00 AM ET. To participate in the conference call, please dial (877) 705-6003 approximately ten minutes before the call begins. Additionally, a live webcast of the conference call will be available through the Company’s website. To access the webcast, log on to www.pebblebrookhotels.com ten minutes prior to the conference call. A replay of the conference call webcast will be archived and available online through the Investor Relations section of www.pebblebrookhotels.com.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 28 hotels, with a total of 6,973 guest rooms. The Company owns hotels located in 9 states and the District of Columbia, including: Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); San Diego, California; San Francisco, California; Washington, DC; Coral Gables, Florida; Naples, Florida; Buckhead, Georgia; Boston, Massachusetts; Minneapolis, Minnesota; Portland, Oregon; Philadelphia, Pennsylvania; Nashville, Tennessee; Columbia River Gorge, Washington; and Seattle, Washington. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of November 1, 2018. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

Additional Information about the Proposed Merger Transaction and Where to Find It
This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of September 6, 2018, as amended on September 18, 2018, by and among Pebblebrook Hotel Trust, Pebblebrook Hotel, L.P., Ping Merger Sub, LLC, Ping Merger OP, LP, LaSalle Hotel Properties and LaSalle Hotel Operating Partnership, L.P. In connection with the proposed merger transaction, on September 18, 2018, Pebblebrook filed with the United States Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 (which was declared effective on October 26, 2018) and a definitive joint proxy statement/prospectus dated October 29, 2018 of Pebblebrook and LaSalle that also constitutes a prospectus of Pebblebrook. Pebblebrook and LaSalle also plan to file other relevant documents with the SEC regarding the proposed merger transaction. INVESTORS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTION. You may obtain a free copy of the definitive joint proxy statement/prospectus and other relevant documents (if and when they become available) filed by Pebblebrook or LaSalle with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Pebblebrook with the SEC will be available free of charge on Pebblebrook’s website at www.pebblebrookhotels.com or by contacting Pebblebrook’s Investor Relations at (240) 507-1330. Copies of the documents filed by LaSalle with the SEC will be available free of charge on LaSalle’s website at www.lasallehotels.com or by contacting LaSalle’s Investor Relations at (301) 941-1500.
Certain Information Regarding Participants
Pebblebrook and LaSalle and their respective trustees, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger transaction. You can find information about Pebblebrook’s executive officers and trustees in Pebblebrook’s definitive proxy statement filed with the SEC on April 27, 2018 in connection with Pebblebrook’s 2018 annual meeting of shareholders. You can find information about LaSalle’s executive officers and directors in LaSalle’s definitive proxy statement filed with the SEC on October 29, 2018 in connection with the special meeting of shareholders. Additional information regarding the interests of such potential participants is included in the definitive joint proxy statement/prospectus and may be included in other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from Pebblebrook or LaSalle using the sources indicated above.
No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).
Cautionary Statement Regarding Forward Looking Statements
Certain statements in this communication that are not in the present or past tense or that discuss the expectations of Pebblebrook and/or LaSalle are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Pebblebrook and LaSalle operate and beliefs of and assumptions made by Pebblebrook management and LaSalle management, involve uncertainties that could significantly affect the financial results of Pebblebrook or LaSalle or the combined company. Pebblebrook and LaSalle intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” and variations of such words and similar expressions are intended to identify such forward looking statements, which generally are not historical in nature. Such forward-looking statements may include, but are not limited to, statements about the anticipated benefits of the proposed merger transaction, including future financial and operating results, the attractiveness of the value to be received by LaSalle shareholders, the attractiveness of the value to be received by Pebblebrook and the combined company’s plans, objectives, expectations and intentions and descriptions relating to these expectations.
All statements that address operating performance, events or developments that Pebblebrook and LaSalle expect or anticipate will occur in the future -including statements relating to expected synergies, improved liquidity and balance sheet strength -are forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although Pebblebrook and LaSalle believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, Pebblebrook and LaSalle can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward looking statements. Examples of forward-looking statements include the following: projections and forecasts of U.S. GDP growth, U.S. hotel industry RevPAR growth, the Company’s net income, FFO, EBITDA, EBITDAre, Adjusted FFO, Adjusted EBITDAre, RevPAR, EBITDA Margin and EBITDA Margin growth, and the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic performance and its share of future markets; forecasts of hotel industry performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. Some of the factors that may affect outcomes and results include, but are not limited to: (i) the outcome of any legal proceedings that may be instituted against the companies and others related to the proposed merger transaction, (ii) unanticipated difficulties or expenditures relating to the proposed merger transaction, the response of business partners and competitors to the announcement of the proposed merger transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed merger transaction, (iii) changes affecting the real estate industry and changes in financial markets, interest rates and foreign currency exchange rates, (iv) increased or unanticipated competition for the companies’ properties, (v) risks associated with the hotel industry, including competition for guests and meetings from other hotels and alternative lodging companies, increases in wages, energy costs and other operating costs, potential unionization or union disruption, actual or threatened terrorist attacks, any type of flu or disease-related pandemic and downturns in general and local economic conditions, (vi) the availability and terms of financing and capital and the general volatility of securities markets, (vii) the companies’ respective dependence on third-party managers of their respective hotels, including their inability to implement strategic business decisions directly, (viii) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act of 1990, as amended, and similar laws, (ix) the possible failure of the companies to maintain their respective qualifications as a REIT and the risk of changes in laws affecting REITs, (x) the possibility of uninsured losses, (xi) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (xii) the risk of a material failure, inadequacy, interruption or security failure of the companies’ or their respective hotel managers’ information technology networks and systems, (xiii) risks associated with achieving expected revenue synergies or cost savings, (xiv) risks associated with the companies’ ability to consummate the proposed merger transaction and the timing of the closing of the proposed merger transaction, and (xv) those additional risks and factors discussed in reports filed with the SEC by Pebblebrook and LaSalle from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q. Neither Pebblebrook nor LaSalle undertakes any duty to update any forward-looking statements appearing in this document.

###

Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Consolidated Balance Sheets
($ in thousands, except for per share data)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Assets:
Investment in hotel properties, net	$2,437,679	$2,456,450
Investment in marketable securities	373,891	—
Ground lease asset, net	28,593	29,037
Cash and cash equivalents	18,026	25,410
Restricted cash	8,485	7,123
Hotel receivables (net of allowance for doubtful accounts of $153 and $245, respectively)	36,317	29,206
Prepaid expenses and other assets	173,472	43,642
Total assets	$3,076,463	$2,590,868

LIABILITIES AND EQUITY

Liabilities:
Unsecured revolving credit facilities	$394,000	$45,000
Term loans, net of unamortized deferred financing costs	771,087	670,406
Senior unsecured notes, net of unamortized deferred financing costs	99,445	99,374
Mortgage debt, net of unamortized deferred financing costs	68,731	70,457
Accounts payable and accrued expenses	147,564	141,290
Deferred revenues	25,547	26,919
Accrued interest	3,459	2,073
Distribution payable	31,647	31,823
Total liabilities	1,541,480	1,087,342
Commitments and contingencies

Equity:
Preferred shares of beneficial interest, $0.01 par value (liquidation preference $250,000 at September 30, 2018 and at December 31, 2017), 100,000,000 shares authorized; 10,000,000 shares issued and outstanding at September 30, 2018 and December 31, 2017	100	100
Common shares of beneficial interest, $0.01 par value, 500,000,000 shares authorized; 68,912,185 issued and outstanding at September 30, 2018 and 68,812,575 issued and outstanding at December 31, 2017	689	688
Additional paid-in capital	1,686,530	1,685,437
Accumulated other comprehensive income (loss)	12,356	3,689
Distributions in excess of retained earnings	(170,284)	(191,013)
Total shareholders' equity	1,529,391	1,498,901
Non-controlling interests	5,592	4,625
Total equity	1,534,983	1,503,526
Total liabilities and equity	$3,076,463	$2,590,868

Pebblebrook Hotel Trust
Consolidated Statements of Operations
($ in thousands, except for per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Revenues:
Room	$146,907	$144,770	$411,396	$412,862
Food and beverage	43,141	42,839	136,919	134,858
Other operating	15,432	14,184	44,721	41,968
Total revenues	$205,480	$201,793	$593,036	$589,688

Expenses:
Hotel operating expenses:
Room	$34,675	$34,453	$99,540	$102,076
Food and beverage	30,687	29,913	93,611	91,403
Other direct and indirect	54,301	52,504	160,663	158,953
Total hotel operating expenses	119,663	116,870	353,814	352,432
Depreciation and amortization	24,765	25,210	74,229	77,456
Real estate taxes, personal property taxes, property insurance, and ground rent	11,206	11,345	35,809	37,095
General and administrative	10,286	4,467	21,465	17,045
Impairment and other losses	74	3,191	1,452	4,240
Gain on insurance settlement	(866)	—	(13,954)	—
Total operating expenses	165,128	161,083	472,815	488,268
Operating income (loss)	40,352	40,710	120,221	101,420
Interest income	40	1	162	97
Interest expense	(12,647)	(8,969)	(33,274)	(28,015)
Other	3,891	132	29,247	132
Gain on sale of hotel properties	—	290	—	14,877
Income (loss) before income taxes	31,636	32,164	116,356	88,511
Income tax (expense) benefit	(1,719)	(1,593)	(3,628)	(181)
Net income (loss)	29,917	30,571	112,728	88,330
Net income (loss) attributable to non-controlling interests	125	128	424	341
Net income (loss) attributable to the Company	29,792	30,443	112,304	87,989
Distributions to preferred shareholders	(4,023)	(4,023)	(12,070)	(12,070)
Net income (loss) attributable to common shareholders	$25,769	$26,420	$100,234	$75,919

Net income (loss) per share available to common shareholders, basic	$0.37	$0.38	$1.45	$1.08
Net income (loss) per share available to common shareholders, diluted	$0.37	$0.38	$1.44	$1.08

Weighted-average number of common shares, basic	68,912,185	68,814,805	68,900,402	69,854,618
Weighted-average number of common shares, diluted	69,255,858	69,202,920	69,267,098	70,228,074

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) to FFO and Adjusted FFO
($ in thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Net income (loss)	$29,917	$30,571	$112,728	$88,330
Adjustments:
Depreciation and amortization	24,713	25,155	74,072	77,284
Gain on sale of hotel properties	—	(290)	—	(14,877)
Impairment loss	—	2,800	—	3,849
FFO	$54,630	$58,236	$186,800	$154,586
Distribution to preferred shareholders	(4,023)	(4,023)	(12,070)	(12,070)
FFO available to common share and unit holders	$50,607	$54,213	$174,730	$142,516
Hotel acquisition and disposition costs	3,188	14	5,545	71
Non-cash ground rent	600	734	1,807	2,201
Management/franchise contract transition costs	7	—	55	85
Interest expense adjustment for acquired liabilities	184	192	702	387
Capital lease adjustment	143	140	427	414
Non-cash amortization of acquired intangibles	334	215	610	697
Estimated hurricane related repairs and cleanup costs	74	391	1,452	391
Gain on insurance settlement	(866)	—	(13,954)	—
Business interruption proceeds	866	—	6,135	—
Unrealized gain on investment	(3,891)	—	(24,070)	—
Other	—	(132)	—	(132)
Adjusted FFO available to common share and unit holders	$51,246	$55,767	$153,439	$146,630

FFO per common share - basic	$0.73	$0.79	$2.53	$2.03
FFO per common share - diluted	$0.73	$0.78	$2.51	$2.02
Adjusted FFO per common share - basic	$0.74	$0.81	$2.22	$2.09
Adjusted FFO per common share - diluted	$0.74	$0.80	$2.21	$2.08

Weighted-average number of basic common shares and units	69,148,536	69,051,156	69,136,753	70,090,969
Weighted-average number of fully diluted common shares and units	69,492,209	69,439,271	69,503,449	70,464,425

To supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission ("SEC") rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Funds from Operations (“FFO”) - FFO represents net income (computed in accordance with GAAP), excluding gains or losses from sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the Company's operating performance without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of Nareit in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

The Company also evaluates its performance by reviewing Adjusted FFO because it believes that adjusting FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts FFO for the following items, which may occur in any period, and refers to this measure as Adjusted FFO:

- Hotel acquisition and disposition costs: The Company excludes acquisition and disposition transaction costs expensed during the period because it believes that including these costs in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Management/franchise contract transition costs: The Company excludes one-time management and/or franchise contract transition costs expensed during the period because it believes that including these costs in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Interest expense adjustment for acquired liabilities: The Company excludes interest expense adjustment for acquired liabilities assumed in connection with acquisitions, because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Capital lease adjustment: The Company excludes the effect of non-cash interest expense from capital leases because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Non-cash amortization of acquired intangibles: The Company excludes the non-cash amortization of acquired intangibles, which includes but is not limited to the amortization of favorable and unfavorable leases and above/below market real estate tax reduction agreements because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.
- Estimated hurricane related repairs and cleanup costs: The Company excludes estimated hurricane related repairs and cleanup costs during the period because it believes that including these adjustments in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Gain on insurance settlement: The Company excludes the gain on insurance settlement because the Company believes that including this adjustment in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Business interruption proceeds: The Company includes business interruption proceeds because the Company believes that including these proceeds reflects the underlying financial performance of the Company and its hotels.
- Unrealized gain on investment: The Company excludes the unrealized gain on investment because the Company believes that including this adjustment in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Other: The Company excludes the ineffective portion of the change in fair value of the hedging instruments during the period because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of FFO in accordance with the Nareit White Paper, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) to EBITDA, EBITDAre and Adjusted EBITDAre
($ in thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Net income (loss)	$29,917	$30,571	$112,728	$88,330
Adjustments:
Interest expense	12,647	8,969	33,274	28,015
Income tax expense (benefit)	1,719	1,593	3,628	181
Depreciation and amortization	24,765	25,210	74,229	77,456
EBITDA	$69,048	$66,343	$223,859	$193,982
Gain on sale of hotel properties	—	(290)	—	(14,877)
Impairment loss	—	2,800	—	3,849
EBITDAre	$69,048	$68,853	$223,859	$182,954
Hotel acquisition and disposition costs	3,188	14	5,545	71
Non-cash ground rent	600	734	1,807	2,201
Management/franchise contract transition costs	7	—	55	85
Non-cash amortization of acquired intangibles	334	215	610	697
Estimated hurricane related repairs and cleanup costs	74	391	1,452	391
Gain on insurance settlement	(866)	—	(13,954)	—
Business interruption proceeds	866	—	6,135	—
Unrealized gain on investment	(3,891)	—	(24,070)	—
Other	—	(132)	—	(132)
Adjusted EBITDAre	$69,360	$70,075	$201,439	$186,267

To supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission ("SEC") rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Earnings before Interest, Taxes, and Depreciation and Amortization ("EBITDA") - The Company believes that EBITDA provides investors a useful financial measure to evaluate its operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).

Earnings before Interest, Taxes, and Depreciation and Amortization for Real Estate ("EBITDAre") - The Company believes that EBITDAre provides investors a useful financial measure to evaluate its operating performance, and the Company presents EBITDAre in accordance with the National Association of Real Estate Investment Trusts ("Nareit") guidelines, as defined in its September 2017 white paper "Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate." EBITDAre adjusts EBITDA for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDAre: (1) gains or losses of on the disposition of depreciated property, including gains or losses on change of control; (2) impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate; and (3) adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.

The Company also evaluates its performance by reviewing Adjusted EBITDAre because it believes that adjusting EBITDAre to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts EBITDAre for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDAre:

- Hotel acquisition and disposition costs: The Company excludes acquisition and disposition transaction costs expensed during the period because it believes that including these costs in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Management/franchise contract transition costs: The Company excludes one-time management and/or franchise contract transition costs expensed during the period because it believes that including these costs in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Non-cash amortization of acquired intangibles: The Company excludes the non-cash amortization of acquired intangibles, which includes but is not limited to the amortization of favorable and unfavorable leases and above/below market real estate tax reduction agreements because it believes that including these non-cash adjustments in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Estimated hurricane related repairs and cleanup costs: The Company excludes estimated hurricane related repairs and cleanup costs during the period because it believes that including these adjustments in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Gain on insurance settlement: The Company excludes the gain on insurance settlement because the Company believes that including this adjustment in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Business interruption proceeds: The Company includes business interruption proceeds because the Company believes that including these proceeds reflects the underlying financial performance of the Company and its hotels.
- Unrealized gain on investment: The Company excludes the unrealized gain on investment because the Company believes that including this adjustment in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Other: The Company excludes the ineffective portion of the change in fair value of the hedging instruments during the period because it believes that including these non-cash adjustments in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of EBITDAre, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Pebblebrook Hotel Trust
Reconciliation of Outlook of Net Income (Loss) to FFO and Adjusted FFO
($ in millions, except per share data)
(Unaudited)

	Three months ending December 31, 2018		Year ending December 31, 2018
	Low	High	Low	High

Net income (loss)	$2	$7	$115	$120
Adjustments:
Depreciation and amortization	26	26	100	100
FFO	$28	$33	$215	$220
Distribution to preferred shareholders	(4)	(4)	(16)	(16)
FFO available to common share and unit holders	$24	$29	$199	$204
Non-cash ground rent	1	1	2	2
Gain on insurance settlement	—	—	(14)	(14)
Business interruption proceeds	—	—	6	6
Unrealized gain on investment	—	—	(24)	(24)
Other	0	0	10	10
Adjusted FFO available to common share and unit holders	$25	$30	$179	$184

FFO per common share - diluted	$0.34	$0.41	$2.86	$2.93
Adjusted FFO per common share - diluted	$0.36	$0.43	$2.57	$2.64

Weighted-average number of fully diluted common shares and units	69.5	69.5	69.5	69.5

To supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission ("SEC") rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Funds from Operations (“FFO”) - FFO represents net income (computed in accordance with GAAP), excluding gains or losses from sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the Company's operating performance without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of Nareit in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

The Company also evaluates its performance by reviewing Adjusted FFO because it believes that adjusting FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts FFO for the following items, which may occur in any period, and refers to this measure as Adjusted FFO:

- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Gain on insurance settlement: The Company excludes the gain on insurance settlement because the Company believes that including this adjustment in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Business interruption proceeds: The Company includes business interruption proceeds because the Company believes that including these proceeds reflects the underlying financial performance of the Company and its hotels.
- Unrealized gain on investment: The Company excludes the unrealized gain on investment because the Company believes that including this adjustment in FFO does not reflect the underlying financial performance of the Company and its hotels.
- Other: The Company excludes other expenses, which include hotel acquisition and disposition costs, management/franchise contract transition costs, interest expense adjustment for acquired liabilities, capital lease adjustment, non-cash amortization of acquired intangibles and estimated hurricane related repairs and cleanup costs because the Company believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of FFO in accordance with the Nareit White Paper, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Any differences are a result of rounding.

Pebblebrook Hotel Trust
Reconciliation of Outlook of Net Income (Loss) to EBITDAre and Adjusted EBITDAre
($ in millions)
(Unaudited)

	Three months ending December 31, 2018		Year ending December 31, 2018
	Low	High	Low	High

Net income (loss)	$2	$7	$115	$120
Adjustments:
Interest expense and income tax expense	14	14	50	50
Depreciation and amortization	26	26	100	100
EBITDAre	$42	$47	$265	$270
Non-cash ground rent	1	1	2	2
Gain on insurance settlement	—	—	(14)	(14)
Business interruption proceeds	—	—	6	6
Unrealized gain on investment	—	—	(24)	(24)
Other	(1)	(1)	9	9
Adjusted EBITDAre	$42	$47	$244	$249

To supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission ("SEC") rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Earnings before Interest, Taxes, and Depreciation and Amortization ("EBITDA") - The Company believes that EBITDA provides investors a useful financial measure to evaluate its operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).

Earnings before Interest, Taxes, and Depreciation and Amortization for Real Estate ("EBITDAre") - The Company believes that EBITDAre provides investors a useful financial measure to evaluate its operating performance, and the Company presents EBITDAre in accordance with the National Association of Real Estate Investment Trusts ("NAREIT") guidelines, as defined in its September 2017 white paper "Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate." EBITDAre adjusts EBITDA for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDAre: (1) gains or losses of on the disposition of depreciated property, including gains or losses on change of control; (2) impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate; and (3) adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.

The Company also evaluates its performance by reviewing Adjusted EBITDAre because it believes that adjusting EBITDAre to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts EBITDAre for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDAre:

- Non-cash ground rent: The Company excludes the non-cash ground rent expense, which is primarily made up of the straight-line rent impact from a ground lease.
- Gain on insurance settlement: The Company excludes the gain on insurance settlement because the Company believes that including this adjustment in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Business interruption proceeds: The Company includes business interruption proceeds because the Company believes that including these proceeds reflects the underlying financial performance of the Company and its hotels.
- Unrealized gain on investment: The Company excludes the unrealized gain on investment because the Company believes that including this adjustment in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.
- Other: The Company excludes other expenses, which include hotel acquisition and disposition costs, management/franchise contract transition costs, non-cash amortization of acquired intangibles and estimated hurricane related repairs and cleanup costs because the Company believes that including these non-cash adjustments in EBITDAre does not reflect the underlying financial performance of the Company and its hotels.

The Company’s presentation of EBITDAre, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity.

Any differences are a result of rounding.

Pebblebrook Hotel Trust
Same-Property Statistical Data
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Same-Property Occupancy	89.5%	89.5%	85.7%	85.7%
Increase/(Decrease)	(0.1%)		0.1%
Same-Property ADR	$259.25	$256.56	$253.13	$250.40
Increase/(Decrease)	1.1%		1.1%
Same-Property RevPAR	$231.94	$229.68	$216.97	$214.46
Increase/(Decrease)	1.0%		1.2%

Notes:
This schedule of hotel results for the three months ended September 30 includes information from all of the hotels the Company owned as of September 30, 2018, except for LaPlaya Beach Resort & Club in both 2018 and 2017 because it was closed during the third quarter of 2017 due to the impact from Hurricane Irma. This schedule of hotel results for the nine months ended September 30 includes information from all of the hotels the Company owned as of September 30, 2018, except for LaPlaya Beach Resort & Club for Q3 in both 2018 and 2017 because it was closed during the third quarter of 2017 due to the impact from Hurricane Irma.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Same Property Statistical Data - by Market
(Unaudited)

	Three months ended September 30,	Nine months ended September 30,
	2018	2018
RevPAR variance to prior-year period:
San Francisco	8.0%	7.3%
Seattle	4.6%	2.5%
Other	3.2%	3.0%
Boston	3.1%	2.4%
San Diego	(1.4%)	(5.1%)
Portland	(4.9%)	(4.4%)
Los Angeles	(7.4%)	(3.0%)

East Coast	3.7%	2.3%
West Coast	0.2%	0.5%

Notes:
This schedule of hotel results for the three months ended September 30 includes information from all of the hotels the Company owned as of September 30, 2018, except for LaPlaya Beach Resort & Club in both 2018 and 2017 because it was closed during the third quarter of 2017 due to the impact from Hurricane Irma. This schedule of hotel results for the nine months ended September 30 includes information from all of the hotels the Company owned as of September 30, 2018, except for LaPlaya Beach Resort & Club for Q3 in both 2018 and 2017 because it was closed during the third quarter of 2017 due to the impact from Hurricane Irma.

"Other" includes Atlanta (Buckhead), GA; Coral Gables, FL; Minneapolis, MN; Naples, FL; Nashville, TN; Philadelphia, PA; and Washington, DC.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Schedule of Same-Property Results
($ in thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Same-Property Revenues:
Room	$144,757	$143,289	$409,247	$404,098
Food and beverage	41,143	41,643	134,921	133,631
Other	14,853	12,829	44,097	37,721
Total hotel revenues	200,753	197,761	588,265	575,450

Same-Property Expenses:
Room	$34,035	$33,913	$98,901	$98,449
Food and beverage	28,876	28,579	91,800	90,037
Other direct	2,296	2,397	8,213	8,565
General and administrative	14,604	14,176	45,104	43,332
Information and telecommunication systems	2,623	2,476	8,322	7,958
Sales and marketing	15,091	14,789	46,480	44,944
Management fees	5,890	5,838	17,285	17,035
Property operations and maintenance	5,397	5,143	16,456	16,156
Energy and utilities	4,681	4,543	12,925	12,517
Property taxes	5,935	6,422	21,269	21,211
Other fixed expenses	5,407	4,811	15,188	14,523
Total hotel expenses	124,835	123,087	381,943	374,727

Same-Property EBITDA	$75,918	$74,674	$206,322	$200,723

Same-Property EBITDA Margin	37.8%	37.8%	35.1%	34.9%

Notes:
This schedule of hotel results for the three months ended September 30 includes information from all of the hotels the Company owned as of September 30, 2018, except for LaPlaya Beach Resort & Club in both 2018 and 2017 because it was closed during the third quarter of 2017 due to the impact from Hurricane Irma. This schedule of hotel results for the nine months ended September 30 includes information from all of the hotels the Company owned as of September 30, 2018, except for LaPlaya Beach Resort & Club for Q3 in both 2018 and 2017 because it was closed during the third quarter of 2017 due to the impact from Hurricane Irma.

These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.

Pebblebrook Hotel Trust
Same-Property Inclusion Reference Table

Hotels	Q1	Q2	Q3	Q4

Sir Francis Drake	X	X	X	X
InterContinental Buckhead Atlanta	X	X	X	X
Hotel Monaco Washington DC	X	X	X	X
The Grand Hotel Minneapolis	X	X	X	X
Skamania Lodge	X	X	X	X
Le Méridien Delfina Santa Monica	X	X	X	X
Sofitel Philadelphia	X	X	X	X
Argonaut Hotel	X	X	X	X
The Westin San Diego Gaslamp Quarter	X	X	X	X
Hotel Monaco Seattle	X	X	X	X
Mondrian Los Angeles	X	X	X	X
W Boston	X	X	X	X
Hotel Zetta San Francisco	X	X	X	X
Hotel Vintage Seattle	X	X	X	X
Hotel Vintage Portland	X	X	X	X
W Los Angeles - West Beverly Hills	X	X	X	X
Hotel Zelos San Francisco	X	X	X	X
Embassy Suites San Diego Bay - Downtown	X	X	X	X
Hotel Modera	X	X	X	X
Hotel Zephyr Fisherman's Wharf	X	X	X	X
Hotel Zeppelin San Francisco	X	X	X	X
The Nines, a Luxury Collection Hotel, Portland	X	X	X	X
Hotel Colonnade Coral Gables, a Tribute Portfolio Hotel	X	X	X	X
Hotel Palomar Los Angeles Beverly Hills	X	X	X	X
Union Station Hotel Nashville, Autograph Collection	X	X	X	X
Revere Hotel Boston Common	X	X	X	X
LaPlaya Beach Resort & Club	X	X
Hotel Zoe Fisherman's Wharf	X	X	X	X

Notes:
A property marked with an "X" in a specific quarter denotes that the same-property operating results of that property are included in the Same-Property Statistical Data and in the Schedule of Same-Property Results.

The Company’s third quarter Same-Property RevPAR, RevPAR Growth, Total RevPAR, Total RevPAR Growth, ADR, Occupancy, Revenues, Expenses, EBITDA and EBITDA Margin include all of the hotels the Company owned as of September 30, 2018, except for LaPlaya Beach Resort & Club in both 2018 and 2017 because it was closed during the third quarter of 2017 due to the impact from Hurricane Irma. Operating statistics and financial results may include periods prior to the Company’s ownership of the hotels.

The Company's estimates and assumptions for Same Property RevPAR, RevPAR Growth, ADR, Occupancy, Revenues, Expenses, EBITDA and EBITDA Margin for the Company's 2018 outlook include all of the hotels the Company owned as of September 30, 2018, except for LaPlaya Beach Resort & Club for Q3 and Q4 in both 2018 and 2017 because it was closed during a portion of the third and fourth quarters of 2017 due to the impact from Hurricane Irma. The operating statistics and financial results in this press release may include periods prior to the Company's ownership of the hotels.

Pebblebrook Hotel Trust
Historical Operating Data
($ in millions except ADR and RevPAR data)
(Unaudited)

Historical Operating Data:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2017	2017	2017	2017	2017

Occupancy	81%	87%	88%	79%	84%
ADR	$243	$251	$256	$236	$247
RevPAR	$196	$218	$226	$186	$206

Hotel Revenues	$177.6	$200.1	$201.9	$179.7	$759.2
Hotel EBITDA	$54.5	$71.6	$74.6	$53.6	$254.2
Hotel EBITDA Margin	30.7%	35.8%	36.9%	29.8%	33.5%

	First Quarter	Second Quarter	Third Quarter
	2018	2018	2018

Occupancy	80%	88%	88%
ADR	$244	$255	$259
RevPAR	$195	$224	$229

Hotel Revenues	$181.0	$206.5	$206.5
Hotel EBITDA	$55.6	$74.8	$76.5
Hotel EBITDA Margin	30.7%	36.2%	37.0%

Notes:

These historical hotel operating results include information for all of the hotels the Company owned as of September 30, 2018. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and is presented only for comparison purposes.